Exhibit 99.2

TECO ENERGY, INC.

LETTER TO REGISTERED HOLDERS AND

THE DEPOSITORY TRUST COMPANY PARTICIPANTS

Offer To Exchange

0.9509 Shares of Common Stock Plus $1.39 in Cash
For
Each Outstanding 9.50% Adjustable Conversion-Rate Equity Security Unit
In the Form of a Normal Unit (CUSIP 872375 209)
In Order to Effect Early Settlement of
the Purchase Contracts Included in up to 17,865,000 of the
Equity Security Units in the Form of Normal Units

Pursuant to the Early Settlement Offer Prospectus dated July 28, 2004

THE EARLY SETTLEMENT OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 24, 2004 (THE “EXPIRATION DATE”), UNLESS THE EARLY SETTLEMENT OFFER IS EXTENDED OR EARLIER TERMINATED.

          EQUITY SECURITY UNITS IN THE FORM OF NORMAL UNITS TENDERED IN THE EARLY SETTLEMENT OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE (AS IT MAY BE EXTENDED).

To Registered Holders and Depository Trust Company Participants:

          We are enclosing herewith the material listed below relating to the offer by TECO Energy, Inc., a Florida corporation (the “Company”), to exchange 0.9509 shares of the Company’s common stock plus $1.39 in cash for each validly tendered and accepted normal unit, up to an aggregate of 17,865,000 normal units, upon the terms and subject to the conditions set forth in the Company’s Early Settlement Offer Prospectus, dated July 28, 2004, and the related Letter of Transmittal (which together constitute the “Early Settlement Offer”).

          The Company is requesting that you contact your clients for whom you hold normal units regarding the Early Settlement Offer. For your information and for forwarding to your clients for whom you hold normal units registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

1.	Early Settlement Offer Prospectus, dated July 28, 2004;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines);

3.	Letter that may be sent to your clients for whose accounts you hold normal units in your name or in the name of your nominee, which contains a letter that may be sent from your clients to you with such client’s instruction with regard to the Early Settlement Offer; and

4.	Letter to the holders of equity security units.

          We urge you to contact your clients promptly. Please note that the Early Settlement Offer will expire on the Expiration Date, unless extended. The Early Settlement Offer is subject to certain conditions. Please see the section of the Early Settlement Offer Prospectus titled “The Early Settlement Offer — Conditions to the Early Settlement Offer.”

          The Company will pay a fee to soliciting dealers of an amount equal to $0.0625 for each validly tendered and accepted normal unit in the Early Settlement Offer for beneficial owners whose ownership is equal to or fewer than 10,000 units, as set forth in the section of the Early Settlement Offer Prospectus titled “The Early Settlement

Offer — Fees and Expenses.” You will be reimbursed by the Company upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed documents.

          To obtain a soliciting dealer fee, a designated soliciting dealer must be named under the heading “Solicited Tenders Box” in the Letter of Transmittal and shall have obtained the tender and shall also be (a) a broker or dealer in securities, including the dealer managers in their respective capacity as a dealer or broker, that is a member of any national securities exchange or of the National Association of Securities Dealers, Inc., or NASD, (b) a foreign broker or dealer not eligible for membership in the NASD that agrees to conform to the NASD’s Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were a NASD member, or (c) a bank or trust company (each of which is here referred to as a soliciting dealer). The Company will pay or cause to be paid any transfer taxes payable on the transfer of normal units to the Company, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

          Additional copies of the enclosed materials may be obtained from the information agent by calling Morrow & Company at (212) 754-8000.

Very truly yours,

TECO ENERGY, INC.

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